UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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CITIZENS & NORTHERN CORPORATION

(Name of Registrant as Specified In Its Charter)

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90-92 Main Street
Wellsboro, Pennsylvania 16901
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, DECEMBER 10, 2008
TO OUR STOCKHOLDERS:
     Notice is hereby given that a Special Meeting of the stockholders of Citizens & Northern Corporation (the “Corporation”) will be held at Citizens & Northern Bank, located at 90 Main Street, Wellsboro, Pennsylvania 16901, on Wednesday, December 10, 2008, at 2:00 p.m., local time, to consider and take action on the following matters:
1.	To amend the Corporation’s Articles of Incorporation to create 30,000 shares of preferred stock, $1,000.00 par value per share; and

2.	If necessary, to adjourn the meeting to a later date to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to approve the amendment of the Articles of Incorporation; and

3.	Transact such other business as may properly come before the meeting.
     Only stockholders of record at the close of business on October 29, 2008 are entitled to notice of, and to vote at, the meeting. Such stockholders may vote in person or by proxy.
     All stockholders are urged to complete, sign, date and return the enclosed proxy in the accompanying envelope, whether or not you expect to attend the meeting. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors
/s/ Jessica R. Brown
Jessica R. Brown
Corporate Secretary

November 14, 2008

i

CITIZENS & NORTHERN CORPORATION
90-92 Main Street
Wellsboro, Pennsylvania 16901
(570) 724-3411
PROXY STATEMENT
Special Meeting of Stockholders – December 10, 2008
Special Meeting Information
     This proxy statement contains information about the Special Meeting of Stockholders of Citizens & Northern Corporation to be held at Citizens & Northern Bank, located at 90 Main Street, Wellsboro, Pennsylvania 16901, on Wednesday, December 10, 2008, at 2:00 p.m., local time, and at any adjournments or postponements of the meeting. The proxy statement was prepared at the direction of the Corporation’s Board of Directors to solicit your proxy for use at the Special Meeting. It will be mailed to stockholders on or about November 14, 2008.
Who is entitled to vote?
     Stockholders owning Corporation common stock on October 29, 2008 are entitled to vote at the Special Meeting or any adjournment or postponement of the meeting. Each stockholder has one vote per share on all matters to be voted on. On October 29, 2008 there were 8,964,262 shares of common stock outstanding.
On what am I voting?
     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors to be voted at the Special Meeting. The purpose of this proxy statement is to solicit the votes of the Corporation’s stockholders with respect to the following matters:
1.	To amend the Corporation’s Articles of Incorporation to create 30,000 shares of preferred stock, $1,000.00 par value per share; and

2.	If necessary, to adjourn the meeting to a later date to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to approve the amendment of the Articles of Incorporation; and

3.	Transact such other business as may properly come before the meeting.
How does the Board of Directors recommend I vote on the proposal?
     The Board of Directors recommends a vote in favor of the amendment of the Corporation’s Articles of Incorporation as described in this proxy statement. The Board of Directors is considering authorizing the issuance of preferred stock and warrants to purchase common stock to the United States Department of Treasury pursuant to the terms of the

Emergency Economic Stabilization Act of 2008 and the TARP Capital Purchase Program established thereunder. As described more fully under “Proposal 1 – To Approve an Amendment of the Corporation’s Articles of Incorporation to Authorize 30,000 Shares of Preferred Stock”, the TARP Capital Purchase Program was instituted in response to the current credit crisis as a means of facilitating capital growth for the country’s financial institutions, which is intended to increase the flow of financing to businesses and consumers. In short, the Treasury Department will purchase up to a predetermined amount of preferred stock from qualifying financial institutions in order to provide such capital. However, in order to participate in the Program, the financial institution must be authorized to issue the requisite preferred stock to the Treasury. Because the Corporation’s current Articles of Incorporation do not authorize the issuance of preferred stock, an amendment thereto is required in order for the Corporation to be eligible to participate. See “Proposal 1 – To Approve an Amendment of the Corporation’s Articles of Incorporation to Authorize 30,000 Shares of Preferred Stock”.
How do I vote?
     There are two methods. You may vote by completing and mailing the enclosed proxy form or by attending the Special Meeting and voting in person.
     If you sign your proxy card but do not make any selections, you give discretionary authority to the proxy voters to vote on the proposals. In addition, every proxy card gives the proxy holder or person designated to vote discretionary authority to vote on other matters that arise at the meeting of which management is not aware. The proxy voters will not vote any proxy that withholds authority or that is voted against the amendment in favor of any adjournment of the meeting unless you specifically grant that authority in your proxy card.
     You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, Pennsylvania 16901, submit another properly signed proxy with a more recent date, or vote in person at the meeting.
What is a quorum?
     A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by stockholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

What vote is required to approve the proposals?
     Assuming the presence of a quorum, the proposed amendment to the Articles of Incorporation and any other proposal or business which comes before the meeting will be approved if the number of shares voted in favor of such proposal exceeds the number of shares voted against.
Who will count the vote?
     The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Special Meeting.
How are proxies being solicited?
     In addition to solicitation by mail, the officers, directors and employees of the Corporation may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of common stock held by such persons and will be reimbursed by the Corporation for their expenses. The cost of soliciting proxies for the Special Meeting will be born by the Corporation.

PROPOSAL 1 – TO APPROVE AN AMENDMENT OF THE CORPORATION’S
ARTICLES OF INCORPORATION TO AUTHORIZE
30,000 SHARES OF PREFERRED STOCK
General
     We are asking you to approve a proposal to amend the Corporation’s Articles of Incorporation to authorize 30,000 shares of preferred stock with such attributes as are required by the United States Department of Treasury in order to participate in the TARP Capital Purchase Program described below. The Board of Directors has unanimously approved the amendment, and believes such action to be in the best interests of the Corporation and its shareholders for the reasons set forth below. The complete text of the form of the Amendment to the Articles of Incorporation for the authorization of the preferred stock is set forth in Appendix “A” to this proxy statement (the “Amendment”).
     Assuming approval of the Amendment, the total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

		Authorized
Class	Par Value	Shares
Common	$1.00	20,000,000
Preferred	$1,000.00	30,000
Totals:		20,030,000
Current Articles of Incorporation
     Currently, the Corporation’s Articles of Incorporation authorizes the issuance of 20,000,000 shares of common stock and do not authorize the issuance of any class of preferred stock.
Description of the Corporation’s Common Stock
     The Corporation’s authorized capital stock currently consists of 20,000,000 shares of common stock. As of October 29, 2008, there were 8,964,262 shares of common stock issued and outstanding. The holders of common stock currently possess exclusive voting rights in the Corporation. On matters submitted to the stockholders of the Corporation, the holders of common stock will be entitled to one vote for each share held.
     Holders of shares of common stock are entitled to receive any dividends declared by the Board of Directors out of funds legally available therefore. The ability of the Corporation to pay cash dividends is subject to the ability of Citizens & Northern Bank and First State Bank, the Corporation’s principal operating subsidiaries, to pay dividends or make other distributions to the Corporation, which in turn is subject to limitations imposed by law and regulation.

     In the event of any liquidation or dissolution of the Corporation, all assets of the Corporation legally available for distribution after payment or provision for payment of (i) all debts and liabilities of the Corporation, (ii) any accrued dividend claims and (iii) liquidation preferences of any outstanding preferred stock, will be distributed ratably, in cash or in kind, among the holders of common stock.
Description of the Proposed Preferred Stock, Generally
     The proposed Amendment to the Corporation’s Articles of Incorporation will create 30,000 authorized shares of preferred stock with only such voting rights, preferences, limitations and special rights, if any, that are specifically required by the United States Department of Treasury in order to participate in the TARP Capital Purchase Program. The description herein is qualified in its entirety by reference to the proposed Amendment as set forth in Appendix “A” and the Summary of Senior Preferred Terms issued by the United States Department of Treasury attached hereto as Appendix “B”.
Purpose of the Amendment
          The primary purpose of the amendment is to authorize the Corporation to sell shares of preferred stock to the United States Department of Treasury (the “Treasury”) under the TARP Capital Purchase Program (the “Program”).  The Program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (the “Act”) which provides up to $700 billion to the Treasury to buy mortgages and other assets from financial institutions, to invest and take equity positions in financial institutions, and to establish programs that will allow companies to insure their troubled assets.    Under the Program, the Treasury will purchase up to $250 billion of senior preferred shares (the “Senior Preferred”) from qualifying financial institutions. The Program facilitates capital growth in order to increase the flow of financing to U.S. businesses and consumers by selling shares of Senior Preferred to the Treasury and will be available to U.S. financial institutions that meet the Program’s eligibility requirements and that elect to participate before 5:00 p.m. (EDT) on November 14, 2008.
          If eligible, the Corporation may sell an amount of Senior Preferred shares to the Treasury equal to not less than 1% of the Corporation’s risk-weighted assets and not more than the lesser of (a) $25 billion and (b) 3% of its risk-weighted assets.  Accordingly, the Corporation may sell Senior Preferred shares in an amount equal to a minimum of approximately $8.8 million and a maximum of approximately $26.5 million. The Senior Preferred shares will qualify as Tier 1 capital and will rank senior to common stock.
          The Senior Preferred shares will pay a cumulative dividend rate of 5% per annum for the first five years and will reset to a rate of 9% per annum after year five. The dividend will be payable quarterly in arrears.  The Senior Preferred shares will be non-voting, other than class voting rights on matters that could adversely affect the shares. The Senior Preferred shares may be redeemed after three years at the option of the Corporation for a price equal to the original issue price plus any accrued but unpaid dividends. Prior to the end of three years, the Senior Preferred shares may be redeemed with the proceeds from a qualifying equity offering by the Corporation of any Tier 1 perpetual preferred stock or common stock. The Treasury may also transfer the Senior Preferred shares to a third party at any time. In conjunction with the purchase of Senior Preferred shares, the Treasury will receive warrants to purchase Corporation common stock with an aggregate market price equal to 15% of the Senior Preferred investment. The exercise price on the warrants will be the market price of the Corporation’s common stock at the time of issuance, calculated on a 20-trading day trailing average.  The warrants will be immediately exercisable and have a term of 10 years, and the Corporation will have to take the steps necessary to register the Senior Preferred shares and the warrants and the underlying common stock purchasable upon exercise with the Securities and Exchange Commission.
          To participate in the program, the Corporation is required to meet certain standards with respect to executive compensation (the “Executive Compensation Standards”), including: (i) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the Corporation; (ii) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) prohibiting the Corporation from making any golden parachute payment to a senior executive based on applicable Internal Revenue Code provisions; and (iv) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.
          The Board believes that it is in the best interests of the Corporation and the shareholders to afford the Corporation the opportunity to obtain additional capital through the Program.  Without this amendment, the Corporation will not be eligible to participate in the Program.  With the amendment, the Corporation may apply to participate in the Program which, if approved, will provide the Corporation with an additional resource for obtaining capital.
          The Corporation presently intends to make application on or before November 14, 2008 to sell Senior Preferred shares to the Treasury equal to 3% of the Corporation’s risk-weighted assets, which is equivalent to approximately $26.5 million. If the Corporation were to be approved for an investment of Senior Preferred shares equal to approximately $26.5 million, the Corporation would be required to issue common stock warrants to the Treasury equal to 15% of the Senior Preferred shares, or approximately $3,975,000 (the “Warrants”). The exercise price of the Warrants would be the market price of the Corporation’s common stock at the time of issuance, calculated on a 20 trading day trailing average. For example, assuming the Corporation issues $3,975,000 worth of Warrants as above described and the 20 trading day trailing average closing price of the Corporation’s common stock is $20.00 at the time of issuance of such Warrants, an exercise of all Warrants would result in the issuance of 198,750 shares of Corporation common stock.
          As of the date of this proxy statement, no assurances can be given that the Corporation will be able to participate in the Program, the approximate number of shares of preferred stock that the Corporation may issue pursuant to the Program or the approximate amount of consideration the Corporation will receive as compensation from Treasury for any such shares that may be issued by the Corporation under the Program, or the approximate number of Warrants that the Corporation may issue pursuant to the Program.
          Additionally, the amendment permits the Board to fix such other rights and preferences to the Senior Preferred shares as are necessary in order to permit the Corporation to participate in the Program. Those rights and preferences are not determinable at this time, but may ultimately render the Senior Preferred shares as having characteristics that are material and not otherwise disclosed in this proxy statement.
Use of Proceeds
     Assuming that the Corporation participates in the Program, the proceeds to the Corporation resulting from the sale of Senior Preferred shares and Warrants would be utilized for any legitimate corporate purpose. The expected use of such proceeds is unknown at this time; however, proceeds may be used to facilitate any or none of the following purposes: to extend financing to new and existing loan customers, invest in growth markets, and pursue any other strategic objectives for purposes of enhancing stockholder value.
Shelf Registration Statement; Listing of Securities on NASDAQ
     Pursuant to the terms of the Securities Purchase Agreement released by the Treasury in connection with the Program (the “Securities Purchase Agreement”), the Corporation will be required to file a shelf registration statement with the Securities and Exchange Commission for purpose of registering the Senior Preferred shares and Warrants as promptly as practicable after the date of the Treasury’s investment, and maintain the effectiveness of such registration statement. The Securities Purchase Agreement further requires that the Corporation use its reasonable best efforts to cause the Senior Preferred shares and Warrants to be listed on the national securities exchange on which our common stock is listed, which is The NASDAQ Capital Market, or on another national securities exchange designated by the Treasury.
Possible Effects on Holders of Common Stock
     Based on the Program term sheet provided by the Treasury, the following are the effects on holders of common stock from the issuance of Senior Preferred stock to the Treasury under the Program:
     Dilutive Effect. As of October 29, 2008, there were 8,964,262 shares of Corporation common stock issued and outstanding. Assuming the Treasury approves the Corporation’s application to participate in the Program at a level equal to 3% of risk-weighted assets, the Corporation would issue $26.5 million in Senior Preferred shares to the Treasury. Additionally, assuming the issuance of $26.5 million in Senior Preferred shares, the Corporation would also be required to issue Warrants worth $3,975,000, which would equate to Warrants for 198,750 shares of common stock assuming (for illustrative purposes only) a $20.00 exercise price, representing 2.2% of the currently issued and outstanding shares.
     The effect of the issuance of the Senior Preferred shares on earnings is indeterminable at this time because the Corporation has not yet determined how it intends to use the proceeds of such issuance. However, an exercise of all of the Warrants at a $20.00 exercise price could therefore dilute the earnings per share of each of the existing common stockholders by as much as 2.2%. An exercise price exceeding the illustrative $20.00 would result in fewer shares being issued, and less dilution, while an exercise price of less than $20.00 would result in more shares being issued, and greater dilution.
     With respect to book value per share, an exercise of all of the Warrants could dilute the book value per share, but only in the event that the exercise price does not exceed the then-existing book value per share. As of September 30, 2008, the book value per share was approximately $13.62, while the closing price of Corporation common stock over the past 52 weeks ranged from a low of $15.82 to a high of $25.80.
     The issuance of the Senior Preferred shares is not expected to have a dilutive effect on book value per share.
     Voting Rights. The Senior Preferred shares will be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred shares, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred shares are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred shares will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods. With respect to the Warrants, the Securities Purchase Agreement provides that the Treasury will agree not to exercise any voting rights with respect to shares issued upon exercise of such Warrants.
     Restrictions on Dividends. For as long as any Senior Preferred shares are outstanding, no dividends may be declared or paid on common shares, nor may the Corporation repurchase or redeem any common shares, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred shares are fully paid. In addition, the consent of the Treasury will be required for any increase in the per share dividends on common shares until the third anniversary of the date of the Senior Preferred investment unless prior to such third anniversary, the Senior Preferred shares are redeemed in whole or the Treasury has transferred all of the Senior Preferred shares to third parties.
     Repurchases. The Treasury’s consent will be required for any share repurchases (other than (i) repurchases of the Senior Preferred shares and (ii) repurchases of common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred shares are redeemed in whole or the Treasury has transferred all of the Senior Preferred shares to third parties. In addition, there may be no share repurchases of common shares if prohibited as described under “Restrictions on Dividends” above.
     As noted above under the heading “Purpose of the Amendment”, the Senior Preferred shares, when issued, may have rights and preferences in addition to the foregoing that materially impact the holders of Corporation common stock, but which are indeterminable at this time. The amendment, however, permits the Corporation only to issue preferred stock with such rights and preferences that are required by the Treasury in order to participate in the Program.

Effect of Denial of Application to Participate in the Program
     In the event that the stockholders approve the Amendment, but the Corporation’s application to participate in the Program is denied, management believes that such denial will not have a material effect on the Corporation’s liquidity, capital resources and/or results of operations.
     As discussed in detail in the Corporation’s quarterly report on Form 10-Q for the period ending September 30, 2008, the Corporation reported realized losses in its investment portfolio of $5,460,000, which were attributable to its available-for-sale securities. Such losses included the effect of pre-tax write-downs of impaired trust-preferred securities by $4,289,000 and bank stocks by $1,878,000. The capital that would be raised by the Corporation as a result of its participation in the Program would provide some additional protection in the event that additional losses are incurred, or if local economic conditions worsen and the Corporation begins to experience higher levels of loan losses than it has experienced in the first nine months of 2008. For example, assuming that the Corporation is approved to issue Senior Preferred in an amount equal to 3% of risk-weighted assets, the Corporation would receive approximately $26.5 million pursuant to the Program. If the Corporation is approved at the minimum level of 1% of risk-weighted assets, the Corporation would receive approximately $8.8 million.
     Liquidity. Liquidity is the ability to quickly raise cash at a reasonable cost. An adequate liquidity position permits the Corporation to pay creditors, compensate for unforeseen deposit fluctuations and fund unexpected loan demand. While management believes that the Corporation currently has in place adequate resources to permit it to continue to meet its short-term and long-term obligations, funds raised under the Program could be deployed for such purposes at a lower cost than traditional sources of equity.
     Capital Resources. The Corporation (on a consolidated basis) and its subsidiary banks are subject to various regulatory capital requirements. Failure to meet minimum capital requirements can subject the Corporation and/or its subsidiary banks to regulatory action that could have a direct material effect on the Corporation’s financial statements. While management expects that the Corporation and its subsidiary banks will continue to maintain for the foreseeable future capital levels that exceed the regulatory standards to be deemed “well-capitalized,” the incurrence of additional losses, if significant, could result in the deterioration of its capital position to the point that they are no longer considered well-capitalized. Although management does not expect that significant additional losses will occur within the foreseeable future, the ability to raise additional capital at relatively low cost through the Program is attractive for purposes of maintaining the Corporation’s well-capitalized status.
     Results of Operations. The Corporation’s earnings increased for the first nine months of 2008, despite the losses incurred in its investment portfolio described above. Because the Corporation’s earnings are significantly impacted by the performance of securities held in its investment portfolio, additional losses could adversely effect future earnings. The Corporation’s access to funds pursuant to the Program would provide it additional protection against such losses, and could permit it to improve its profitability through increased lending, acquisitions or other means.

Amendments of Certain Executive Agreements; Waivers from Certain Senior Executive Officers
     If the Corporation’s application to participate in the Program is approved and the Corporation decides to participate, the Corporation shall adopt the Executive Compensation Standards necessary for participation in the Program. Implementation of the Executive Compensation Standards may require an amendment of existing change in control agreements between the Corporation and certain of its executive officers; however, the Corporation does not believe any such amendments to be necessary at this time in order to comply with the Executive Compensation Standards.
     Additionally, the terms of the Securities Purchase Agreement released by the Treasury requires that the Corporation’s chief executive officer, chief financial officer and next three most highly compensated executive officers must execute a waiver releasing the Treasury from any claims that they might have against the Treasury as a result of the issuance of any federal regulations that require the modification of the terms of their agreements with respect to compliance with the implementation of the Executive Compensation Standards described above.
     The Board of Directors recommends a vote “FOR” the Proposal to amend the Articles of Incorporation to authorize the creation of 30,000 shares of preferred stock.

PROPOSAL 2 — ADJOURNMENT
     In the event that the Corporation does not have sufficient votes to approve and adopt the Amendment at its Special Meeting, the Corporation intends to adjourn the meeting to permit further solicitation of proxies. The Corporation can only use proxies received by it at the time of the Special Meeting to vote for adjournment, if necessary, by submitting the question of adjournment to its stockholders as a separate matter for consideration.
     If the Corporation adjourns the special meeting, the Corporation will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the Special Meeting.
     The Board of Directors recommends a vote “FOR” the adjournment Proposal.

No Rights of Dissenting Stockholders
     Under applicable Pennsylvania law and the Corporation’s Articles of Incorporation and Bylaws, stockholders do not have the right to dissent and to receive the fair value of their shares in cash in connection with the action proposed to be taken at the Special Meeting.
Share Ownership of Certain Beneficial Owners, Directors and Executive Officers
     The following table shows beneficial ownership of the Corporation’s common stock as of October 24, 2008 by (i) each director of the Corporation, (ii) each named executive officer of the Corporation, and (iii) all directors and executive officers as a group. No person is known by the Corporation to have beneficially owned 5% or more of the outstanding common stock of the Corporation as of October 24, 2008.

	Amount and Nature of		Percent of Class
Name	Beneficial Ownership (1) (2) (3)		(if 1% or Greater)
Dennis F. Beardslee	8,815		—
R. Robert DeCamp	7,129		—
Jan E. Fisher	4,849		—
R. Bruce Haner	17,754		—
Susan E. Hartley	6,170		—
Leo F. Lambert	8,849	(4)	—
Edward L. Learn	7,950		—
Craig G. Litchfield	88,613		—
Raymond R. Mattie	3,147
Edward H. Owlett, III	7,138		—
Leonard Simpson	33,705	(5) (6)	—
James E. Towner	10,877		—
Ann M. Tyler	10,191		—
Charles H. Updegraff, Jr.	50,813
Dawn A. Besse	16,719	(7)	—
Mark A. Hughes	23,887		—
Thomas L. Rudy, Jr.	14,948		—
Deborah E. Scott	23,804		—
Directors and Executive Officers as a Group (20 Persons)	361,308		4.03%

(1)	Pursuant to the regulations of the Securities and Exchange Commission, an individual is considered to “beneficially own” shares of common stock if he or she directly or indirectly has or shares (a) the power to vote or direct the voting of the shares; or (b) investment power with respect to the shares, which includes the power to dispose of or direct the disposition of the shares. Unless otherwise indicated in a footnote below, each individual holds sole voting and investment authority with respect to the shares listed.

(2)	In addition, an individual is deemed to be the beneficial owner if he or she has the right to acquire shares within 60 days through the exercise of any option. Therefore, the following stock options that are exercisable within 60 days after October 24, 2008 are included in the shares above: Mr. Beardslee, 3,265 shares; Mr. DeCamp, 2,728 shares; Mrs. Fisher, 2,428 shares; Mr. Haner, 2,017 shares; Ms. Hartley, 2,728 shares; Mr. Lambert, 2,428 shares; Mr. Learn, 2,728 shares; Mr. Litchfield, 55,044 shares; Mr. Owlett, 3,793 shares; Mr. Simpson,

2,945 shares; Mr. Towner, 2,143 shares; Ms. Tyler, 2,428 shares; Mr. Updegraff, 2,780 shares; Mrs. Besse, 10,975 shares; Mr. Hughes, 16,193 shares; Mr. Rudy, 11,782 shares; and Mrs. Scott, 18,728 shares.

(3)	Includes the following restricted stock awards granted under the Corporation’s Stock Incentive Plan and Independent Director Stock Incentive Plan: Mr. Beardslee, 167 shares; Mr. DeCamp, 167 shares; Mrs. Fisher, 167 shares; Mr. Haner, 167 shares; Ms. Hartley, 167 shares; Mr. Lambert, 167 shares; Mr. Learn, 167 shares; Mr. Litchfield, 925 shares; Mr. Mattie, 109 shares; Mr. Owlett, 167 shares; Mr. Simpson, 167 shares; Mr. Towner, 167 shares; Ms. Tyler, 167 shares; Mr. Updegraff, 135 shares; Mrs. Besse, 270 shares; Mr. Hughes, 439 shares; Mr. Rudy, 308 shares; and Mrs. Scott, 331 shares. Restricted stock awards vest ratably over a three-year period; however, the recipients have the right to vote all awarded shares.

(4)	Includes 166 shares held in a SEP-IRA Plan for the benefit of Mr. Lambert’s retirement plan.

(5)	Includes 4,596 shares held in a SEP-IRA Plan for the benefit of Mr. Simpson’s retirement plan.

(6)	Includes 30,292 shares being pledged as security on borrowing facilities with C&N Bank.

(7)	Includes 458 shares held in an IRA Plan for the benefit of Mrs. Besse’s retirement plan.
Stockholder Proposals
     The Corporation’s 2009 Annual Meeting of stockholders is scheduled to be held in April 2009. Any stockholder who intends to present a proposal at the 2009 Annual Meeting and who wishes to have the proposal included in the Corporation’s proxy statement and form of proxy for that meeting must deliver the proposal to the Corporation’s executive offices, 90-92 Main Street, P.O. Box 58, Wellsboro, Pennsylvania 16901, by November 16, 2008. The Corporation must receive notice of all other stockholder proposals for the 2009 annual meeting delivered or mailed no less than 14 days nor more than 50 days prior to the Annual Meeting; provided, however, that if less than twenty-one days notice of the annual meeting is given to stockholders then the Corporation must receive notice not less than seven days following the date on which notice of the annual meeting was mailed. If notice is not received by the Corporation within this time frame, the Corporation will consider such notice untimely.
Incorporation of Certain Information by Reference
     The Securities and Exchange Commission’s (“SEC”) rules permit us to incorporate by reference information into this proxy statement, which means that we can disclose important information to you by referring you to another document without stating that information in this document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that document. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.

     We incorporate by reference the following items of Part II of our annual report on Form 10-K for the fiscal year ended December 31, 2007:
•	Item 6. Selected Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative and Qualitative Disclosures About Market Risk; and

•	Item 8. Financial Statements and Supplementary Data.
     We also incorporate by reference the following items of Part I of our quarterly reports on Form 10-Q filed with the SEC for the periods ended March 31, 2008, June 30, 2008, and September 30, 2008, respectively:
•	Item 1. Unaudited Consolidated Financial Statements;

•	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	Item 3. Quantitative and Qualitative Disclosures About Market Risk.
     We will provide without charge to each person, including a beneficial owner, to whom this proxy statement is delivered, upon his or her written request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this proxy statement, excluding all exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by contacting Mark A. Hughes, Executive Vice President and Chief Financial Officer, at our offices located at 90-92 Main Street, Wellsboro, Pennsylvania 16901, or by telephone at (570) 724-3411.
Other Matters
As of the date of this proxy statement, management has no knowledge of any matters to be presented at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Jessica R. Brown
Dated: November 14, 2008	Corporate Secretary

Appendix “A”
Proposed Amendment to the Articles of Incorporation of
Citizens & Northern Corporation
Current Article FIFTH of the Articles of Incorporation of Citizens & Northern Corporation shall be deleted in its entirety and replaced by a new Article FIFTH which shall read in its entirety as follows:
     FIFTH. Capital Stock. The total number of shares of all classes of the capital stock that the Corporation has the authority to issue is 20,030,000, of which 20,000,000 shall be common stock, $1.00 par value per share, and 30,000 shall be preferred stock, $1,000.00 par value per share. The shares may be issued by the Corporation from time to time as authorized by the board of directors without the approval of the stockholders except as otherwise provided in this Article FIFTH or to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Neither promissory notes nor further services shall constitute payment or part payment for the issuance of shares of the Corporation. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the Corporation or any combination of the foregoing, In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the Corporation, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and non-assessable. In the case of a stock dividend, the part of the surplus of the Corporation that is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.
     Nothing contained in this Article FIFTH (or in any supplementary sections hereto) shall entitle the holders of any class of a series of capital stock to vote as a separate class or a series or to more than one vote per share; provided, that this restriction on voting separately by class or series shall not apply: (i) to any provision that would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock, (ii) to any provision that would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the Corporation with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Corporation if the preferred stock is exchanged for securities of such other corporation; (iii) to any amendment that would adversely change the specific terms of any class or series of capital stock as set forth in this Article FIFTH (or in any supplementary sections hereto), including any amendment that would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment that increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving Corporation in a merger or consolidation for the Corporation, shall not be considered to be such an adverse change.
     A description of the different classes and series of the Corporation’s capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series of capital stock are as follows:
     A. Common Stock. Except as provided in this Article FIFTH (or in any supplementary sections hereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.
     Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may he paid on the common stock and on any class or series of stock entitled to participate therewith as to the dividends, out of any assets legally available for the payment of dividends.
     In the event of any liquidation, dissolution, or winding up of the Corporation, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Corporation available for distribution remaining after: (i) payment or provision for payment of the Corporation’s debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the Corporation. Each share of common stock shall have the same relative rights as and be identical in all respects with all other shares of common stock.
     B. Preferred Stock. The board of directors is hereby authorized from time to time to provide by resolution for the issuance of shares of preferred stock for purposes of permitting the Corporation to participate in the TARP Capital Purchase Program (the “Program”) instituted by the United States Department of Treasury pursuant to the Emergency Economic Stabilization Act of 2008. Such preferred shares shall have only such voting rights, preferences, limitations and special rights, if any, as are necessary to enable the Corporation to participate in the Program, and shall be fixed by resolution of the board of directors.

     Prior to the issuance of any preferred shares, a certificate, setting forth a copy of the resolution or resolutions of the board of directors, fixing and determining the rights and preferences thereof, shall be filed with the Commonwealth of Pennsylvania Department of State (“Department of State”) in the manner prescribed by the laws of the Commonwealth of Pennsylvania.

Appendix “B”
TARP Capital Purchase Program
Senior Preferred Stock and Warrants
Summary of Senior Preferred Terms
Issuer: Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holding companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.
Initial Holder: United States Department of the Treasury (the “UST”).
Size: QFIs may sell preferred to the UST subject to the limits and terms described below.Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.
Security: Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)
Ranking: Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.
Regulatory Capital Status: Tier 1.
Term: Perpetual life.
Dividend: The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.
Redemption: Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.
“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.
Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.
Restrictions on Dividends: For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.
Common dividends: The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.
Repurchases: The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights: The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.
Transferability: The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.
Executive Compensation: As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.
Summary of Warrant Terms
Warrant: The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term: 10 years
Exercisability: Immediately exercisable, in whole or in part
Transferability: The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.
Voting: The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.
Reduction: In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.
Consent: In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.
Substitution: In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

CITIZENS & NORTHERN CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 10, 2008
The undersigned hereby appoints Mark A. Hughes and Charles H. Updegraff, Jr., and each or either of them, as the attorneys and proxies of the undersigned, with full power of substitution in each, to vote all shares of the common stock of Citizens & Northern Corporation which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on Wednesday, December 10, 2008, at 2:00 p.m. (local time), at Citizens & Northern Bank, 90 Main Street, Wellsboro, Pennsylvania 16901, and at any adjournments thereof, and to vote as follows:

1.	APPROVAL AND ADOPTION OF THE AMENDMENT OF THE ARTICLES OF INCORPORATION OF CITIZENS & NORTHERN CORPORATION PROVIDING FOR THE AUTHORIZATION OF 30,000 SHARES OF PREFERRED STOCK.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN
2.	APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE AMENDMENT OF THE ARTICLES OF INCORPORATION.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN
3.	OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR AMENDMENT OF THE ARTICLES OF INCORPORATION AS DESCRIBED IN PROPOSAL 1 AND FOR PROPOSAL 2, IF NECESSARY.
PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2008

Signature

Signature
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID
ENVELOPE.